                                                                    Exhibit 10.4

                                SUPPLY AGREEMENT
                                ----------------

     THIS AGREEMENT entered into effective as of the 24/th/ day of November, 2003 (the "Effective Date"), between CONAGRA INTERNATIONAL FERTILIZER COMPANY, a Delaware corporation ("Seller") and UNITED AGRI PRODUCTS, INC., a Delaware corporation ("Buyer").

RECITALS:
---------

     (a) Buyer is engaged in the sale of fertilizer products and desires to purchase its source of supply of such products from Seller.

     (b) Seller is engaged in the sale of fertilizer products and desires to sell such products to Buyer.


AGREEMENT:
----------

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties agree as follows:

     1. Definitions. Unless the context requires otherwise, as used in this Agreement, certain words have the meanings as follows:

     (a) "Year" - a year shall mean a calendar year during the term of this Agreement.

     (b) "Month" - a month shall mean a calendar month during the term of this Agreement.

     (c) "Product" - any one of the various agricultural fertilizer materials as listed on Exhibit "A" of this Agreement.

     (d) "Products" - collectively, all of the various agricultural fertilizer materials listed on Exhibit "A" of this Agreement.

     2. Term. The initial term of this Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of five
(5) years. This Agreement shall automatically renew from year to year after the initial term, unless terminated by either party on not less than one hundred eighty (180) days' written notice prior to the end of the initial or any renewal term of this Agreement.

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     3.   Quantity. Subject to the parties mutually agreeing to prices and producer availability, Buyer shall purchase from Seller and Seller shall sell to Buyer that amount of Products equal to its historical purchases from Seller (approximately seventy percent (70%) of Buyer's requirements of Products).

     4.   Price.

     4.1 Bulk Product. The price for bulk Product sold under this Agreement shall be a mutually agreed upon market price based on market conditions existing at the time of sale and shall be similar to prices for Product sold by Seller to third parties purchasing similar quantities of Product, types of Product and during similar time periods.

     4.2 Back-to-Back Transactions. The price for Products sold to Buyer in back-to-back transactions shall be an amount equal to the price Seller paid to acquire such Products, plus $1.00 per ton.

     4.3 Purchases from Seller's Mix Plants. Seller shall be responsible for supplying raw materials to Seller's mix plants (Denison, Iowa; Irvington, Iowa; Franklin, Minnesota; Pekin, Illinois; Kentland, Indiana; and Yoder, Indiana) at Seller's cost.

     4.4 Seller/Buyer Imperial Joint Venture. Seller shall be responsible for supplying raw materials to the Imperial Joint Venture between Seller and Buyer at Seller's cost.

     5. Payment and Remedies. Subject to the terms of this Section 5, for the first nine (9) months from and after the Effective Date each payment due from Buyer hereunder shall be paid within sixty (60) days from the date of delivery of each invoice, or such other term mutually agreed to by the parties. After such initial nine (9) month period, each payment due from Buyer hereunder shall be paid within thirty (30) days from the date of each invoice or such other term mutually agreed to by the parties. If Buyer fails to pay when due any amount owed to Seller under this Agreement, a service charge will be imposed by Seller equal to the greater of one and one-half percent (11/2%) per month or the highest rate permitted by law on the outstanding amount for each monthly portion thereof that such amount is overdue. Notwithstanding the foregoing provisions, and unless the parties mutually agree otherwise:

     (a)  If, during the first nine (9) months after the date hereof:

               (i) Buyer has any invoices over sixty (60) days past due or total outstanding invoices at any time exceeding $90,000,000, then, upon written notice to Buyer advising of the default (a "Notice"), Seller shall have the right to discontinue shipment of Products to Buyer. Buyer shall then have forty eight (48) hours after the time of delivery of the Notice to cure its default.

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                    If at the end of this forty eight (48) hour cure period
                    Buyer has failed to cure its default, Seller shall have the right to terminate this Agreement and accelerate all amounts hereunder then due and owing by Buyer to Seller or suspend shipments of Product to Buyer until Buyer cures its default.

               (ii) Buyer is in material default under its Credit Agreement dated as of November 24, 2003 by and among Buyer, United Agri Products Canada, Inc., the other persons designated as "Credit Parties" on the signature pages thereto, the financial institutions who are or hereafter become parties to the Credit Agreement as Lenders, General Electric Capital Corporation, as the initial L/C Issuer and as Agent and GE Canada Finance, as Canadian Agent (the "Credit Agreement") but is otherwise in compliance with the terms of this Agreement, then Buyer shall be immediately placed on thirty
                    (30) day terms until the default under the Credit Agreement is cured. In such case, Buyer shall simultaneously send to Seller copies of all notices Buyer sends to General Electric Capital Corporation pursuant to and in connection with the Credit Agreement.

     (b)  If, after such initial nine (9) month period:

               (i) Buyer is not in compliance with the then-existing credit terms under this Agreement, then, upon Notice to Buyer, Seller shall have the right to discontinue shipment of Products to Buyer. Buyer shall then have forty eight (48) hours from and after the time of delivery of the Notice to cure its default. If at the end of this forty eight (48) hour cure period Buyer has failed to cure its default, Seller shall have the right to terminate this Agreement and accelerate all amounts hereunder then due and owing by Buyer to Seller or suspend shipments of Product to Buyer until Buyer cures its default. Buyer shall have the foregoing cure rights a maximum of three (3) times during the term of this Agreement. After such cure rights have been extended three
                    (3) times, Seller shall have the right to terminate this Agreement upon notice to Buyer and accelerate all amounts hereunder then due and owing by Buyer to Seller.

     6.   Schedules.

     6.1 Shipping Schedule. During the term of this Agreement, Buyer shall, not later than June 1 and December 1 of each Year, provide Seller with an itemized monthly shipping schedule for the Products covering its anticipated purchases of Products for the following six (6) Months ("Estimates"). Buyer shall use its commercially reasonable efforts to update such Estimates Monthly.

     6.2 Order Placement. Detailed orders for shipments of Products are to be placed with Seller consistent with past practices (including quantities of Product and time for delivery), taking into consideration current market conditions and available transportation resources and in quantities substantially consistent with the

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          Estimates. All orders for Products shall be made by Buyer using the form of purchase order attached hereto as Exhibit "B" ("Purchase Order"). The parties agree that this Agreement will be automatically incorporated into every Purchase Order documenting the sale of Products under this Agreement. Each Purchase Order is binding upon the parties, and will supplement this Agreement, to the extent that the Purchase Order is not inconsistent with this Agreement. In the event of any inconsistencies between this Agreement and the Purchase Order, the terms and conditions of this Agreement will supersede the inconsistent provisions of the Purchase Order. The remaining provisions of the Purchase Order which are not inconsistent with this Agreement will remain effective.

     7. Deliveries. Seller will ship the Product in packaging as reasonably requested by Buyer and agreed to by Seller to Buyer's facility or designated storage space. Title and risk of loss shall pass to Buyer as the Product is progressively loaded on board carrier at such shipping point. All Products shall be sold FOB Seller's terminals, except as otherwise agreed by the parties and reflected in the Purchase Order for such sale. Seller will route all shipments where transportation is Seller's responsibility; however, Buyer may issue specific routing instructions and assume any additional cost associated with same. Any subsequent charges due to action initiated by a party hereto such as, but not limited to, diversions, stopovers and demurrage, or charges for returned Product, are for that party's account. All shipments will be made on a commercial straight bill of lading. Seller will furnish Buyer an original and, upon request, one (1) copy of the invoice. Buyer shall promptly receive and unload Products. Demurrage or car detention charges shall be imposed in accordance with Seller's general policy as in effect from time to time. The foregoing delivery terms set forth in Section 7 are subject to change based on the mutual agreement of the parties.

     8.   Warranties.

     (a) Seller warrants that the Products covered by this Agreement will meet the specifications for such Products as reflected on Seller's then current Product data sheets, that Seller will convey good title thereto, and that such Products shall be delivered free from any lawful security interest or encumbrance.

     (b) EXCEPT AS SET FORTH IN SECTION 8(a) ABOVE, NEITHER SELLER NOR ANY MANUFACTURER OR OTHER SELLER (OR ANY AGENT ON THEIR BEHALF, SUCH AGENTS HAVING NO AUTHORITY IN SUCH RESPECT), MAKES ANY WARRANTIES, GUARANTEES, OR REPRESENTATIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, OR BY USAGE OF TRADE, STATUTORY OR OTHERWISE, WITH REGARD TO THE PRODUCTS SOLD, OR THE USE OF THE PRODUCTS, INCLUDING, BUT NOT LIMITED TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, USE OR ELIGIBILITY OF THE PRODUCTS FOR ANY PARTICULAR TRADE USAGE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

     (c) Buyer and the ultimate consumer of the Products assume all risks and liabilities whatsoever resulting from transportation, handling, storage, use, and disposal of the Products after delivery of the Products, whether the Products are used singly or in combination with other substances.

     (d) Except as otherwise expressly provided in this Agreement, no claim of any kind whatsoever, whether arising in contract, tort, negligence, breach of warranty, strict liability, or under any other legal theory, as to Products delivered or for non-delivery of Products shall be greater in amount than the purchase price of the Products with respect to which damages are claimed, and Seller's sole liability to Buyer, if any, and Buyer's sole remedy in respect of any such claim, shall in no event exceed such purchase price. Seller may satisfy any such liability at its option either by (i) replacing such Products, or (ii) refunding to Buyer (by cash or credit) the purchase price of such Products.

     (e) Under no circumstances shall either party or their respective affiliates be liable to the other party for consequential, incidental, special or indirect damages.

     (f) Any advice furnished by Seller or its agents with reference to the use of the Products is given gratis and Seller assumes no obligation or liability for the advice given or the results obtained and any such Products advice furnished by Seller shall not constitute a representation, warranty or guarantee as to any matter, all such advice being given and accepted at Buyer's or the ultimate consumers' risk. No statements or suggestions contained in Seller's or its affiliates' literature are to be construed as inducements to infringe any patent.

     9.   Indemnification.

     (a) Buyer shall indemnify and hold Seller harmless against any liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Buyer's breach of its obligations under this Agreement as well as the transportation, storage, promotion, distribution, sale or use of the Products by Buyer or any negligent or willful act or omission by Buyer, including those resulting from any property damage (including, but not limited to, any kind of environmental damage or contamination or a release or spill or exposure in or to the environment or persons), personal injury (including death) to any person, including employees, servants, or agents of Buyer, except to the extent and in the proportion caused by any breach of this Agreement by Seller or the failure of any Products supplied hereunder to comply with its current data sheet.

     (b) Seller shall indemnify and hold Buyer harmless against any liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Seller's breach of its warranties or any of its obligations under this Agreement.

     (c)  With respect to Buyer's and Seller's indemnify obligations under this
          Section 9, Seller and Buyer shall be responsible only for direct damages and in no event shall either Buyer or Seller be liable for indirect, special, consequential or similar damages.

     10. Force Majeure. Except for Buyer's obligation to pay all monies hereunder when due, neither party shall be liable for any failure or delay in performance hereunder which may be due, in whole or in part, to fire; explosion; adverse weather conditions; labor difficulties (for whatever cause arising and whether or not the demands of employees are reasonable or within the party's power to grant); war, insurrection, riot, act of God or the public enemy; acts of terrorism; law, act, order, proclamation, decree, regulation, ordinance, instruction or request of government or other public authorities; order, judgment or decree of any court; delay or failure of carriers or contractors; labor shortage or inability to obtain transportation equipment, raw materials, Products, fuel, power, plant equipment or materials required for maintenance or repairs; or any contingency or delay or failure or cause of any nature beyond the reasonable control of the party, whether or not the kind hereinabove specified and whether or not any such contingency is presently occurring or occurs in the future (a "Force Majeure Event"). Seller shall exercise its commercially reasonable efforts to remedy such Force Majeure Event as soon as reasonably possible, but in no event shall it be required to take any action which would result in materially increasing its cost of performance hereunder beyond the costs which it would have incurred hereunder in the absence of such Force Majeure Event. In the event that deliveries are impeded or supplies curtailed during to any such cause or causes, Seller shall have the right to apportion deliveries among its then existing customers on such basis as is equitable without liability for any failure to perform this Agreement which may result therefrom. Where a party claims an excuse for nonperformance under this Section, it must give prompt telephonic notice promptly confirmed by written notice of the occurrence and estimated duration of the Force Majeure Event to the other party; and shall give prompt written notice when the Force Majeure Event has been remedied and performance can recommence hereunder.

     11. Waiver. Waiver by either party of the performance of any term or condition of this Agreement by the other party shall not be construed to constitute a waiver of any other term or condition nor shall such waiver be held to be a waiver of any right to enforce such term or condition at any subsequent time during the term of this Agreement.

     12. Tax Responsibility. Buyer shall promptly pay and discharge any and all sales, use, excise, transportation and other similar taxes which may be imposed by federal, state or local authorities upon the sale, use or transportation of the Product delivered hereunder. In the event that Seller is required to make payment of any such tax or any penalty for delay in the payment thereof, Buyer shall reimburse Seller for such payment within one (1) month after the same is made.

     13. Assignment. Either Buyer or Seller may assign all of its rights under this Agreement to a buyer of all or substantially all of its assets with the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. Otherwise, none of the parties hereto shall assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties hereto except to an Affiliate of such party and except that AAA or the Companies may assign and/or charge all or any of its rights under this Agreement by way of security to any bank(s) and/or holders of any debt securities and/or financial institution(s) and/or hedge counterparties and/or any other person (together, the "Financiers") lending money or making other banking facilities available to the Companies, AAA and their respective affiliates or to any Financiers who provide funds on or in connection with any subsequent refinancing of any such funding or to any person from time to time appointed by any Financier to act as a security trustee on behalf of such Financier; without limitation to the foregoing, any such

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

person or Financier may assign such rights on any enforcement of the security under such finance arrangement; provided further, however, that no assignment under this Section 13 shall relieve AAA of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding on, and inure to the benefit of, the parties and their respective affiliates, successors and assigns.

     14. Termination. This Agreement may be terminated before the end of its term under the following circumstances:

     (a) The parties may agree to terminate this Agreement at any time and under any circumstances that have been mutually agreed upon in writing.

     (b) If one of the parties breaches any material term of this Agreement, the other party may give the breaching party a notice in writing which specifically sets out the nature and extent of the breach, and the steps that must be taken to cure the breach. After receiving such a written notice, the breaching party will then have thirty (30) days (or such greater period of time as is reasonably necessary under the circumstances) to cure the breach. If the breaching party does not do so, the non-breaching party will have the right to terminate this Agreement.

     (c) If one of the parties shall become insolvent or shall take advantage of any law for the benefit of debtors or makes an assignment of assets for the benefit of its creditors or a receiver shall be appointed for it or any of its property.

     (d) In the event that a party to this Agreement incurs costs, expenses, and attorneys' fees in connection with protecting its rights or enforcing its remedies following a breach of this Agreement by the other party, the breaching party must reimburse the non-breaching party for all such costs, expenses, and attorneys' fees, regardless of whether or not the protection of rights or the enforcement of remedies involved judicial proceedings, arbitration proceedings, or other formal dispute resolution proceedings. The breaching party must reimburse the non-breaching party for these costs, expenses, and attorneys' fees within 10 days of receiving a reasonably detailed reimbursement claim from the non-breaching party.

     15. Buyer's Fertilizer Locations. In the event Buyer decides to sell any assets relating to or comprising its fertilizer locations set forth on Exhibit "C" attached hereto, Buyer shall provide Seller with notice of such intended sale and the first opportunity to negotiate the purchase of such assets from Buyer at prices and on terms and conditions as may be mutually acceptable to the parties.

     16. Notices. All notices provided for hereunder shall be given in writing and personally delivered or sent by United States Registered or Certified Mail or by facsimile to the addresses below, and shall be deemed effective for all purposes hereof on the date of delivery in the case of personal service or facsimile or on the second (2/nd/) business day following postmark, except that a notice of change of address must actually be received to be effective:

               Seller: ConAgra International Fertilizer Company Five Skidaway Village Walk South
                                 Savannah, GA 31411-2905
                                 Attn: Mr. Brian Harlander
                                 Fax:  (912) 598-8692

               With a copy to:   ConAgra Foods, Inc.
                                 One ConAgra Drive
                                 Omaha, NE 68102
                                 Attn: Vice President/Controller
                                 Fax:  (402) 595-4611

               Buyer:            United Agri Products, Inc.
                                 7251 West 4/th/ Street
                                 Greeley, CO 80634
                                 Attn: Mr. Kenny Cordell
                                 Fax:  (970) 347-1560

               With a copy to:   United Agri Products, Inc.
                                 7251 West 4/th/ Street
                                 Greeley, CO 80634
                                 Attn: Legal Department
                                 Fax:  (970) 347-1561

     17. Incorporation. This Agreement incorporates all the understandings of the parties in regard to the subject matter hereof and supersedes all prior negotiations or communications, however given, regarding the subject matter hereof.

     18. Amendment. This Agreement may be amended or modified only by a writing which specifically refers to this Agreement, expressly recites that it constitutes an amendment to this Agreement, and is subscribed by both parties hereto. No terms of any purchase order, order confirmation, or similar instrument shall be deemed to alter, amend or supplement the terms and conditions of this Agreement.

     19. Headings. The section, subsection and paragraph headings in this Agreement are for convenience only and shall not be considered in the interpretation or construction of any provision of this Agreement.

     20. Governing Law. This Agreement, its interpretation, performance and enforcement, shall be governed by the laws of the State of Delaware.

                  [Remainder of page intentionally left blank]

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.


BUYER:                                    SELLER:

UNITED AGRI PRODUCTS, INC.                CONAGRA FOODS, INC.


By:   David Bullock                       By:   /s/ Patrick K. Koley
     ---------------------------------         ---------------------------------
Its:  Authorized Signatory                Its:  Authorized Signatory
     ---------------------------------         ---------------------------------


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

                                   EXHIBIT "A"
                                   -----------

Nitrogen:
     .    Urea
     .    Ammonium Nitrate
     .    32% UAN Solution
     .    30% UAN Solution
     .    28% UAN Solution

Phosphates:
     .    Dap
     .    Map
     .    Triple Super Phosphate
     .    Nitric Phosphate
     .    11-37-0 Solution
     .    10-34-0 Solution
     .    Super Phosphoric Acid

Potash:
     .    Granular MOP
     .    Standard Grade MOP
     .    Soluble MOP
     .    K-Mag

Sulfur:
     .    Ammonium Sulfate
     .    Ammonium Thiosulfate Solution
     .    90% Dry Sulfur

Zinc:
     .    Dry Zinc Sulfate
     .    Liquid Zinc

Boron:
     .    Granular Boron
     .    Liquid Boron

Homogenized Fertilizers:
     .    Various Analysis (Example - dry 16-16-16)

Anhydrous Ammonia

                                   EXHIBIT "B"
                                   -----------

DATE:

TO:

ATTN:

RE: Supply Agreement Between ConAgra International Fertilizer Company and United Agri Products, Inc., dated _____________, 2003

--------------------------------------------------------------------------------

CONFIRMING OUR PHONE CONVERSATION, CONAGRA INTERNATIONAL FERTILIZER COMPANY ("SELLER") HAS SOLD AND UNITED AGRI PRODUCTS, INC. ("BUYER") HAS PURCHASED UNDER THE FOLLOWING TERMS AND CONDITIONS:

PRODUCT:

QUALITY:

QUANTITY:

SHIPPING PERIOD:         MONTHLY

PRICE:

PACKAGING:

TRANSFER OF TITLE:       TITLE TO PRODUCT SHALL PASS FROM SELLER TO BUYER
                         PROGRESSIVELY UPON LOADING OF PRODUCT INTO BARGE OR
                         TRANSPORTATION VEHICLE

TRANSPORTATION:          SELLER TO ARRANGE BARGE.

                         BUYER HAS UP TO ___ FREE DAYS TO DISCHARGE BARGE AT DESTINATION; DEMURRAGE CHARGES OF USD $_____/DAY APPLY THEREAFTER.

                         BUYER TO EMPTY BARGE ENTIRELY. ANY EXCESS CLEANING CHARGES OVER $_____ THAT ARE ASSESSED TO SELLER DUE TO PRODUCT REMAINING IN THE BARGE WILL BE FOR THE ACCOUNT OF THE BUYER.

PAYMENT TERMS:           NET CASH DUE AFTER BUYER'S RECEIPT OF INVOICE IN
                         ACCORDANCE WITH ___________, 2003 SUPPLY AGREEMENT
                         BETWEEN THE PARTIES.

TERMS: THIS SALE AND ANY SUBSEQUENT CONTRACT IS SUBJECT TO DEFINITIONS AS CONTAINED IN INCOTERMS 2000 EDITION.

OUR HARD COPY CONFIRMATION IS TO FOLLOW. WE APPRECIATE THE OPPORTUNITY TO HAVE CONCLUDED THIS BUSINESS WITH YOU.

BEST REGARDS,

CONAGRA INTERNATIONAL                     UNITED AGRI PRODUCTS, INC.
FERTILIZER COMPANY                        (BUYER)
(SELLER)


By:                                       By:
     ---------------------------------         ---------------------------------
Its:                                      Its:
     ---------------------------------         ---------------------------------

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

                                   EXHIBIT "C"
                                   -----------

..    Grand Forks, ND
..    Devils Lake, ND
..    Pasco, WA
..    Moses Lake, WA


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